Exhibit 1.6

Execution Version

AMENDED AND RESTATED

UNDERWRITING FEE REIMBURSEMENT AGREEMENT

by and among

PENNYMAC MORTGAGE INVESTMENT TRUST,

PENNYMAC OPERATING PARTNERSHIP, L.P.

and

PNMAC CAPITAL MANAGEMENT, LLC

Dated as of February 1, 2013

AMENDED AND RESTATED UNDERWRITING FEE REIMBURSEMENT AGREEMENT, dated as of February 1, 2013, by and among PennyMac Mortgage Investment Trust, a Maryland real estate investment trust (the “Trust”), PennyMac Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), and PNMAC Capital Management, LLC, a Delaware limited liability company (the “Manager”).

W I T N E S S E T H:

WHEREAS, the Trust is a Maryland real estate investment trust which invests primarily in residential mortgage loans and mortgage-related assets and has qualified and intends to continue to qualify as a real estate investment trust for federal income tax purposes and will elect to receive the tax benefits accorded by Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, the Trust conducts substantially all of its operations, and makes substantially all of its investments, through the Operating Partnership, which is a subsidiary of the Trust;

WHEREAS, the Trust, the Operating Partnership and the Manager entered into the Underwriting Fee Reimbursement Agreement, dated as of August 4, 2009 (the “Existing Underwriting Fee Reimbursement Agreement”), pursuant to which the Trust and the Operating Partnership agreed to reimburse the Manager for the Manager Offering Payments on the terms and conditions set forth in such agreement;

WHEREAS, the Manager has entered into the Management Agreement (as defined herein), pursuant to which the Manager will manage the business and investment affairs of the Trust and its subsidiaries;

WHEREAS, the Manager has entered into the Underwriting Agreement (as defined herein), pursuant to which, among other things, the Manager has agreed to pay to the Underwriters (as defined herein) the Manager Offering Payments (as defined herein); and

WHEREAS, the Trust, the Operating Partnership and the Manager have agreed to amend and restate the Existing Underwriting Fee Reimbursement Agreement on the terms set forth herein.

NOW THEREFORE, in consideration of the premises and agreements hereinafter set forth, the parties hereto hereby agree as follows:

Section 1.  Definitions.  (a)  The following terms shall have the meanings set forth in this Section 1(a):

“Agreement” means this Amended and Restated Underwriting Fee Reimbursement Agreement, as amended, supplemented or otherwise modified from time to time.

“Code” has the meaning set forth in the Recitals.

“Conditional Payment” has the meaning ascribed to such term in the Underwriting Agreement.

“Conditional Payment Period” shall be six years from the date of this Agreement.

“Incentive Fee” has the meaning ascribed to such term in the Management Agreement.

“Manager Offering Payments” has the meaning ascribed to such term in the Underwriting Agreement.

“Management Agreement” means that certain Amended and Restated Management Agreement, dated the date hereof, among the Trust, the Operating Partnership and the Manager.

“Person” means any natural person, corporation, partnership, association, limited liability company, estate, trust, joint venture, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof or any other legal entity and any fiduciary acting in such capacity on behalf of the foregoing.

“REIT” means a “real estate investment trust” as defined under the Code.

“Termination Fee” has the meaning ascribed to such term in the Management Agreement.

“Underwriters” means the underwriters named in the Underwriting Agreement.

“Underwriting Agreement” means the purchase agreement, dated July 29, 2009, among the Trust, the Operating Partnership, the Manager and the Underwriters relating to the Initial Public Offering.

(b)           The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.

(c)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.  The words include, includes and including shall be deemed to be followed by the phrase “without limitation.”

Section 2.  Conditional Payment to the Manager.

(a)           The Trust and the Operating Partnership agree to reimburse the Manager in an amount up to the Manager Offering Payments and to pay the Underwriters the Conditional Payment if such reimbursement and payment is payable hereunder at any time during the Conditional Payment Period.  To the extent the Trust is required to pay the Manager any Incentive Fees pursuant to the terms of the Management Agreement at any time subsequent to February 1, 2013, the Trust shall also pay the Manager and the Underwriters all or part of any outstanding Manager Offering Payments and Conditional Payments, respectively, in an amount equal to $10 in Manager Offering Payments for every $100 in Incentive Fees and $20 in

Conditional Payments for every $100 in Incentive Fees.  Notwithstanding the foregoing, the aggregate amount of such Manager Offering Payments and Conditional Payments in any twelve month period from and after February 1, 2013 shall not exceed $980,422 and $1,960,844, respectively.  All payments due under this Agreement in respect of any quarter shall be paid in cash on the same date as the Trust pays the Manager the Incentive Fees for such quarter.

(c)           In the event the Termination Fee is payable under the Management Agreement prior to the end of the Conditional Payment Period and the Manager and the Underwriters have not been reimbursed hereunder in an amount equal to the Manager Offering Payments and the Conditional Payment, respectively, (i) the Manager shall be reimbursed in an amount equal to the difference between (x) the amount of the Manager Offering Payments and (y) the amounts previously reimbursed to the Manager hereunder and (ii) the Underwriters shall be paid hereunder in an amount equal to the difference between (x) the amount of the Conditional Payment and (y) the amounts previously paid to the Underwriters hereunder.  Such reimbursement shall be paid in cash to the Manager and the Underwriters on the same date as the payment of the Termination Fee.

Section 3.  No Joint Venture.  The Trust, the Operating Partnership and the Manager are not partners or joint venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on any of them.

Section 4.  Term; Termination.  This Agreement shall become effective on the date hereof and shall continue in operation, until the earlier of (a) the reimbursement in full of the Manager Offering Payments and (b) the end of the Conditional Payment Period.

Section 5.  Assignments.  This Agreement shall not be assigned by any party hereto without the prior written consent of the other parties, except in the case of assignment by the Trust or the Operating Partnership to another REIT (in the case of the Trust) or other organization which is a successor (by merger, consolidation, purchase of assets, or similar transaction) to the Trust or the Operating Partnership, in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as the Trust and the Operating Partnership are bound under this Agreement.

Section 6.  Miscellaneous.

(a)           Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered against receipt or upon actual receipt of (1) personal delivery, (2) delivery by reputable overnight courier, (3) delivery by facsimile transmission with telephonic confirmation or (4) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below (or to such other address as may be hereafter notified by the respective parties hereto in accordance with this Section 6):

The Trust and the Operating Partnership:	PennyMac Mortgage Investment Trust
PennyMac Operating Partnership, L.P.
6101 Condor Drive
Moorpark, California 93021
Attention: Chief Executive Officer
Fax: (818) 936-0283

with copies to:	Sidley Austin LLP
787 Seventh Avenue
New York, New York 10019
Attention: Edward J. Fine and J. Gerard Cummins
Fax: (212) 839-5599

and

Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, California 92626
Attention: Charles Ruck and Scott Shean
Fax: (714) 540-8290

the Manager:	PNMAC Capital Management, LLC
6101 Condor Drive
Moorpark, California 93021
Attention: Chief Executive Officer
Fax: (818) 936-0283

with a copy to:	PNMAC Capital Management, LLC
6101 Condor Drive
Moorpark, California 93021
Attention: Chief Legal Officer
Fax: (818) 936-0283

(b)           Binding Nature of Agreement; Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns as provided herein.

(c)           Integration.  This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof.  The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

(d)           Amendments.  Neither this Agreement, nor any terms hereof, may be amended, supplemented or modified except in an instrument in writing executed by the parties hereto.

(e)           GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.  EACH OF THE PARTIES HERETO IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF CALIFORNIA AND THE UNITED STATES DISTRICT COURT FOR ANY DISTRICT WITHIN SUCH STATE FOR THE PURPOSE OF ANY ACTION OR JUDGMENT RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY AND TO THE LAYING OF VENUE IN SUCH COURT.

(f)            WAIVER OF JURY TRIAL.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(g)           No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of a party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

(h)           Costs and Expenses.  Each party hereto shall bear its own costs and expenses (including the fees and disbursements of counsel and accountants) incurred in connection with the negotiations and preparation of and the closing under this Agreement, and all matters incident thereto.

(i)            Section Headings.  The section and subsection headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the interpretation of any provisions hereof.

(j)            Counterparts.  This Agreement may be executed by the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

(k)           Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

IN WITNESS WHEREOF, each of the parties hereto have executed this Amended and Restated Underwriting Fee Reimbursement Agreement as of the date first written above.

PENNYMAC MORTGAGE INVESTMENT TRUST

By:	/s/ Stanford L. Kurland
Name: Stanford L. Kurland
Title: Chief Executive Officer

PENNYMAC OPERATING PARTNERSHIP, L.P.

By:	PENNYMAC GP OP, INC.,
its General Partner

By:	/s/ Stanford L. Kurland
Name: Stanford L. Kurland
Title: Chief Executive Officer

PNMAC CAPITAL MANAGEMENT, LLC

By:	/s/ Anne D. McCallion
Name: Anne D. McCallion
Title: Chief Financial Officer